Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

BUSINESS FIRST BANCSHARES, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (3)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity
- Outstanding options (1)	Common stock	457(a), (c) and (h)(1)	143,908	$2.45 (4)	$352,575 (4)	0.0000927	$32.68
- To be issued in the future (2)	Common stock	457(a), (c)and (h)(1)	400,000	$24.46 (5)	$9,784,000 (5)	0.0000927	$906.98
Total Offering Amounts					$10,136,575		$939.66
Total Fee Offset6							$ --
Net Fee Due							$939.66

(1)

Represents shares of common stock of Business First Bancshares, Inc. (“Business First”) underlying currently outstanding option awards originally issued by Texas Citizens Bancorp, Inc. (“Texas Citizens”). On March 1, 2022, Texas Citizens merged with and into Business First, and all then-outstanding Texas Citizens options were terminated and replaced with a Business First options exercisable into an aggregate of 143,908 shares of Business First common stock.

(2)

Represents 400,000 shares of Business First common stock reserved for issuance under the Business First Bancshares, Inc. 2017 Equity Incentive Plan, or the 2017 Plan, as amended by that certain 2022 Amendment to the Business First Bancshares, Inc. 2017 Equity Incentive Plan, which amendment was approved by Business First shareholders on June 23, 2022.

(3)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers additional shares that may become issuable under the above-named plans by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of common stock.

(4)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based on the average of the high and low prices of the registrant’s common stock on The Nasdaq Global Select Market on August 12, 2022, less the weighted average exercise price of the stock options outstanding under the 2017 Plan of $22.01.

(5)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based on the average of the high and low prices of the registrant’s common stock on The Nasdaq Global Select Market on August 12, 2022 .